EXHIBIT 99.1

900 North Michigan Avenue Suite 1600 Chicago, IL 60611 888-700-PARK www.standardparking.com

Media Contact:
Michael K. Wolf
Executive Vice President
(312) 274-2070
mwolf@standardparking.com

FOR IMMEDIATE RELEASE

Standard Parking Corporation to Release
Fourth Quarter 2012 Results on March 7, 2013

Chicago, Ill – February 27, 2013 – Standard Parking Corporation (NASDAQ: STAN) today announced that it expects to release fourth quarter 2012 earnings on Thursday, March 7, 2013 after the close of market.  On Friday, March 8, 2013, the Company will host a conference call at 10:00 AM (Central Time) that can be accessed via webcast at www.standardparking.com.

To listen to the live call, individuals are directed to the investor relations section of the company’s website, www.standardparking.com, at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on the website and accessible for 30 days.

About Standard Parking Corporation:
Standard Parking is a leading national provider of parking facility management, ground transportation and other ancillary services. Including Central Parking Corporation, its wholly-owned subsidiary, the Company has approximately 25,000 employees and manages more than 4,200 facilities with more than 2.2 million parking spaces in hundreds of cities across North America. The operations include parking-related and shuttle bus operations serving more than 75 airports. USA Parking System, a wholly-owned subsidiary of Central Parking, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor.

Standard Parking:  www.standardparking.com
Central Parking:  www.centralparking.com

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